Consent of Independent Registered Public Accounting Firm

Helius Medical Technologies, Inc.
Newtown, Pennsylvania

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated June 27, 2016 relating to the consolidated financial statements of Helius Medical Technologies Inc., which is contained in that Prospectus. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

BDO Canada, LLP
Vancouver, British Columbia

June 28, 2016